Nabors Receives Commitments for a $700 million Unsecured Revolving Credit Facility;
Accordion Option for Incremental $150 million
Hamilton, Bermuda, September 2, 2010 /PRNewswire — FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced the receipt of commitment letters with respect to an unsecured revolving credit facility with an aggregate principal amount of up to $700 million. The term of the credit facility is expected to be four years. The facility is also expected to include an accordion feature that would allow the Company to add lenders and increase the aggregate principal amount up to $850 million. Interest margins and undrawn fees are expected to be based upon the Company’s senior unsecured credit ratings. The facility is expected to bear interest, at the Company’s option, at (a) one-, two-, three- or six-months LIBOR plus the applicable margin, or (b) the higher of the prime commercial rate of UBS AG, the Federal Funds Rate plus 1/2 of 1% or one-month LIBOR, plus the applicable margin. Based upon the Company’s current credit ratings of BBB+ and Baa1 the interest margin and undrawn fees under option (a) would be 150bps and 30bps, respectively, and 50bps and 30bps under option (b). The borrower under the credit facility will be Nabors Industries, Inc., a Delaware corporation and wholly owned subsidiary of the Company. The Company will fully and unconditionally guarantee the obligations of the borrower under the credit facility.
UBS Securities LLC, Citibank, N.A., Deutsche Bank AG New York Branch, and Mizuho Corporate Bank (USA) have committed equal sums and are expected to be the Joint Lead Arrangers and Joint Bookrunners, while UBS AG, Stamford Branch is expected to be the Administrative Agent and Issuing Bank. The remaining lenders that have signed commitment letters are, in order of commitment size: Morgan Stanley Bank, N.A. and Bank of America, N.A., followed by PNC Bank, National Association, The Bank of Nova Scotia and HSBC Bank USA, N.A.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “I am very pleased with the strong participation in our line by nine leading financial institutions. The attractive terms and better-than-expected subscription speak well of our standing in the financial markets.”
The foregoing information includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and operate approximately 550 land drilling and approximately 728 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.